Exhibit 99.1

Yum China Announces Appointment of

Joey Wat as President and Chief Operating Officer of Yum China and

Johnson Huang as General Manager of KFC, Yum China

Shanghai, China (February 8, 2017) – Yum China Holdings, Inc. (the “Company” or “Yum China”) (NYSE: YUMC) today announced the appointments of Joey Wat as President and Chief Operating Officer of Yum China, reporting to the Chief Executive Officer, Micky Pant, and Johnson Huang as General Manager of the Company’s KFC business, reporting to Ms. Wat.

Ms. Wat previously served as Chief Executive Officer of the Company’s KFC business.  In her new role, Ms. Wat will expand her responsibility such that in addition to overseeing the KFC brand, she will also oversee the Company’s Pizza Hut Casual Dining and Pizza Hut Home Service brands.

Mr. Huang previously served as Chief Information and Marketing Support Officer. In his new role, Mr. Huang will be the new leader for the KFC brand and report to Ms. Wat.

“I’m pleased to announce the appointment of Joey Wat as our President and Chief Operating Officer,” said Micky Pant, CEO of Yum China.  “Joey is an extraordinarily talented executive with a strong track record of accomplishing excellent business results at our KFC brand.  The Yum China board is confident that, with Joey’s strong leadership, the KFC brand will continue to expand in China and generate impactful same store sales growth and that the Pizza Hut business, in both Casual Dining and Delivery segments, will benefit from her strategic oversight.”

“I am also pleased that Johnson Huang will become the General Manager for KFC in China. Johnson has held a variety of roles within Yum China over the past decade and has been instrumental in implementing our digital customer engagement strategy helping us to reach the new, younger generation of Chinese consumers.  With his deep knowledge of information technology, experience with the Yum China business and consumer insight, he brings a unique perspective to strengthen the iconic KFC brand,” continued Mr. Pant.

Ms. Wat joined Yum! Restaurants China in September 2014 as President of KFC China and was promoted to Chief Executive Officer of KFC China in August 2015.  She led the operating and marketing functions for the KFC division, had general management responsibility and was responsible for growing KFC within China. Prior to Yum, she worked at McKinsey, and later headed Watsons, UK including the Superdrug and Savers retail chains. Born in Fujian, China, Ms. Wat attended the University of Hong Kong and earned an MBA from Kellogg School of Management at Northwestern University.

Mr. Huang joined Yum! Brands, Inc. in 2006 to lead the information technology department in China and was appointed Chief Information Officer in 2013. He started overseeing shared marketing services in 2014 and became Chief Information and Marketing Support Officer of Yum China in October 2016.  He has been the architect of Yum China’s digital strategy and information technology roadmap.  Prior to Yum, Mr. Huang held various business leadership and Information Technology positions with Cap Gemini Ernst & Young Group in the greater China region and Evergreen Group in the UK.  He holds an MBA from University of Tennessee and a Bachelor Degree in Industrial Management from Taiwan University of Science and Technology.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “likely,” “will,” “should,” “forecast,” “outlook” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future business plans and earnings and performance of Yum China, anticipated effects of population and macroeconomic trends, and statements regarding the capital structure of Yum China. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, our ability to control costs and expenses, including tax costs, as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in the Information Statement included in our Registration Statement on Form 10) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China Holdings, Inc. is a licensee of Yum! Brands, Inc. in mainland China. It has exclusive rights in mainland China to KFC, China's leading quick-service restaurant brand, Pizza Hut, the leading casual dining restaurant brand in China, and Taco Bell, which opened its first restaurant in China at the end of 2016. Yum China also owns the Little Sheep and East Dawning concepts outright. Yum China is well positioned for growth thanks to its strong competitive position, integration of its brands into Chinese popular culture and consumers' daily lives, expanding geographic footprint in China and existing operational expertise. It has a strong capital position, no external debt and expects to continue growing its system sales and profit by adding new restaurants and through growing same-store sales. Yum China had more than 7,500 restaurants and more than 420,000 employees in over 1,100 cities at the end of 2016. A new generation of younger consumers who are digitally sophisticated and brand driven are fueling growth in consumption in China. The ongoing growth of the middle class and urban population in China is expected to create the world's largest market for restaurant brands, with Yum China poised to be the market leader.

Investor Relations Contacts

Christie Ju, +86 21 2407 8090

VP Finance, Investor Relations

Michelle Shen, +86 21 2407 8260

Director, Investor Relations

Media Contacts

Forest Liu, +86 21 2407 7505

Director, Financial Media

3